Exhibit 99.1

Contact Information:

Asian Financial, Inc.	CCG Elite
Fiona Feng, CEO Assistant	Crocker Coulson, President
Tel: +86-10-6021 2222	Tel: +1-646-213-1915
Email: fengyuming@duoyuan.com	Email: crocker.coulson@ccgir.com
www.ccgelite.com

Asian Financial Announces Third Quarter Fiscal 2008 Results

BEIJING, China, May 21, 2008 - Asian Financial, Inc. (“Asian Financial”, “Company”), a leading offset printing equipment provider in China, through its wholly-owned operating subsidiary, Duoyuan Digital Printing Technology Industry (China) Co., Ltd. (“Duoyuan”), reported financial results for the third quarter of fiscal 2008 ended March 31, 2008.

Third Quarter 2008 Highlights

•	Revenues totaled $16.0 million, up 66.1% from $9.6 million for the same period prior year
•	Gross profit was $8.2 million, up 103.4% from $4.0 million for the same period prior year
•	Gross margin was 51.1%, compared to 41.7% for the same period prior year
•	Operating income was $5.3 million, up 140.8% from the same period prior year
•	Net income was $4.4 million, or $0.18 per basic and diluted share, up 396.9% from the same period prior year
•	Net margin was 27.7%, compared to 9.3% for the same period prior year

Recent Operational Highlights

•	Introduced multi-color models such as DY452, DY456 and DY4104
•	Renovated and upgraded the factory in Hunan, which enhanced production
•	Evaluated and identified key technologies to enter the fast-growing corrugated packaging equipment manufacturing industry
•	Launched a National Sales Agents Conference for its agents, in Beijing, March 2008

“We achieved exceptional results for our third quarter with net income reaching triple digit growth compared to the same period prior year,” said Mr. Wenhua Guo, Chairman and Chief Executive Officer of Asian Financial. “Despite the third quarter being a slow season for us in terms of sales, due to Chinese New Year, our sales increased significantly, reflecting the growing demand for our offset printing products, especially the multicolor printing models. Our extensive sales network has enabled our customers to buy printing equipment in the most convenient way.”

Third Quarter 2008 Results

Revenues for the third quarter of fiscal 2008 totaled $16.0 million, up 66.1% from $9.6 million for the same period prior year. The increase in revenue was primarily attributed to increases in unit prices as well as an increase in units sold, especially multi-color printing machine items DY474, DYA452 and PZ4660, which represent over 50% of the Company’s total net revenues.

Gross profit for the third quarter of fiscal 2008 totaled $8.2 million, up 103.4% from $4.0 million for the same period prior year. Gross margin was 51.1% in the third quarter of fiscal 2008, compared to 41.7% for the same period prior year. The increase in gross margin was the result of higher prices coupled with increased efficiencies attained through higher productivity.

Operating expenses for the third quarter of fiscal 2008 totaled $2.9 million, up 58.6% from $1.8 million in the third quarter of 2007. Selling expenses have risen in proportion to and as a consequence of the increase in sales, because sales staffs are compensated based on performance. Operating expenses accounted for 18.2% of revenues in the third quarter of fiscal 2008, compared to 19.0% for the same period prior year.

Operating income totaled $5.3 million during the third quarter, up 140.8% from $2.2 million in the same period prior year. The increase resulted from higher revenues and lower cost of sales as a percentage of revenues.

There were no liquidated damages for the quarter nor does the Company expect to have any liquidated damages moving forward. The Company booked a total of $1,177,460 in liquidated damage expenses in the three months ended March 31, 2007. As of March 31, 2007, the Company had accrued $470,984 for the liquidated damages pursuant to the registration rights agreement and $706,476 pursuant to the securities purchases agreement. These amounts have been included in liquidated damage expenses on the income statement. This quarter, the Company reached a settlement with investors who agreed to waive all penalties due. Therefore, the Company reversed the accrual and recognized a gain of $941,968 which is included in liquidated damages net of settlement in the accompanying financial statements.

Net income totaled $4.4 million, up 396.9% from $0.9 million for the same period prior year. The increase was attributed partially to the improvement of operating profits as well as not having to pay any liquidated damages expenses compared to same period prior year. Earnings per basic and diluted share were $0.18 based on 25 million shares, compared to $0.04 based on 23.4 million shares for the same period prior year.

Nine Month Results

For the nine months ended March 31, 2008 revenues were $65.1 million, up 34.0% from $48.6 million for the same period prior year. Gross profit was $33.9 million, up 57.2% from $21.5 million for the same period last year. Gross margin was 52.0%, up from a gross margin of 44.3% in the year ago period. Operating income was $23.0 million, up 68.6% from $13.7 million for the same period prior year, and operating margin was 35.4%, compared to 28.1% for the same period prior year. Net income increased 87.2% to $20.4 million from $10.9 million for the same period prior year.

Financial Condition

As of March 31, 2008, cash and cash equivalents were $16.2 million, up from $7.8 million at the end of fiscal 2007. At the end of third quarter, the Company had working capital of $50.8 million, outstanding lines of credit of $14.0 million and total shareholders’ equity of $85.8 million. In the third quarter of 2008, the Company has incurred capital expenditure of $6.1 million.

Business Outlook

The Company has decided to expand the post-press segment and explore the feasibility of entering the corrugated packaging equipment manufacturing business. To this end, Duoyuan has identified key technologies to manufacture high quality corrugated packaging equipment that it believes will achieve cost savings and have higher efficiencies. The Company is in the final stages of purchasing the key technologies identified to operate in the corrugated packaging equipment manufacturing business and expects to reach an agreement on this matter in the second half of calendar year 2008. The Company intents to built a factory in Langfang, Hebei Province, China, to manufacture the corrugated packaging equipment.

“Our fourth quarter for fiscal 2008 is set to be very productive as sales ramp up from our traditionally slower third quarter, due to the Chinese New Year holidays. In addition, we plan to introduce three enhanced models of multicolor printing presses during the second half of calendar year 2008, these printing presses will have features such as improved design, quality, functionality and performance” said Mr. Wenhua Guo.

Guidance for Fiscal Year 2008

The Company is on track to achieve or exceed net income of $24 million or $0.89 in earnings per share, on a basic and diluted share basis, as set forth in the make-good target at the time of the $23.5 million private placement deal, October 2006.

About Asian Financial, Inc.

Asian Financial, Inc., through its wholly-owned subsidiaries, is engaged in the business of manufacturing commercial offset printing presses in the People’s Republic of China (“PRC”). The Company combines technical innovation and international quality standards to offer a broad range of printing equipment and solutions. Asian Financial, Inc. has manufacturing and R&D facilities in Langfang, Hebei Province and Shaoyang, Hunan Province in addition to a distribution and service network in approximately 100 cities in China. Headquartered in Beijing, the Company is one of the largest non-government owned major offset printing equipment and solutions providers in China.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. Generally, the words “believes”, “anticipates,” “may,” “will,” “should,” “expect,” “intend,” “estimate,” “continue,” and similar expressions or the negative thereof or comparable terminology are intended to identify forward-looking statements which include, but are not limited to, statements concerning the Company's expectations regarding its working capital requirements, financing requirements, business prospects, and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. Such statements are subject to certain risks and uncertainties, including the matters set forth in its Annual Report or other reports or documents the Company files with the Securities and Exchange Commission from time to time, which could cause actual results or outcomes to differ materially from those projected. Undue reliance should not be placed on these forward-looking statements which speak only as of the date hereof. The Company undertakes no obligation to update these forward-looking statements. In addition, the forward-looking statements in this press release involve known and unknown risks, uncertainties and other factors that could cause the actual results, performance or achievements of the Company to differ materially from those expressed in or implied by the forward-looking statements contained herein. Please refer to risk factors that are mentioned in the Company’s Form 10-Q filing of May 16, 2008.

--FINANCIAL TABLES BELOW--

ASIAN FINANCIAL INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
FOR THE THREE MONTHS AND NINE MONTHS ENDED MARCH 31, 2008 AND 2007
(UNAUDITED)

	Three months ended		Nine months ended
	March 31,		March 31,
	2008	2007	2008	2007
REVENUES	$16,022,248	$9,646,697	$65,106,232	$48,604,680

COST OF SALES	7,835,407	5,621,102	31,236,331	27,064,874

GROSS PROFIT	8,186,841	4,025,595	33,869,901	21,539,806

RESEARCH AND DEVELOPMENT	224,637	148,560	558,242	874,494

SELLING, GENERAL AND ADMINISTRATIVE	2,683,625	1,685,057	10,286,042	7,005,399

INCOME FROM OPERATIONS	5,278,579	2,191,978	23,025,617	13,659,913

LIQUIDATED DAMAGES, net of settlement	(941,968)	1,177,460	(235,492)	1,177,460

(GAIN) FROM DERIVATIVE INSTRUMENTS	(88,284)	-	(88,284)	-

OTHER EXPENSE (INCOME), net	991,610	(46,020)	598,685	289,365

INCOME BEFORE MINORITY INTEREST AND
PROVISION FOR INCOME TAXES	5,317,221	1,060,538	22,750,708	12,193,088

MINORITY INTEREST	50,432	26,453	296,718	201,045

INCOME BEFORE PROVISION FOR INCOME TAXES	5,266,789	1,034,085	22,453,990	11,992,043

PROVISION FOR INCOME TAXES	821,501	139,434	2,024,946	1,078,912

NET INCOME	4,445,288	894,651	20,429,044	10,913,131

OTHER COMPREHENSIVE INCOME
Foreign currency translation gain	3,266,563	564,752	6,253,801	1,256,006

COMPREHENSIVE INCOME	$7,711,851	$1,459,403	$26,682,845	$12,169,137

BASIC AND DILUTED WEIGHTED AVERAGE NUMBER OF SHARES	25,000,050	23,364,686	25,000,050	24,042,626

BASIC AND DILUTED EARNING PER SHARE	$0.18	$0.04	$0.82	$0.45

ASIAN FINANCIAL INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
AS OF MARCH 31, 2008 AND JUNE 30, 2007

ASSETS
	March 31,	June 30,
	2008	2007
	(UNAUDITED)

CURRENT ASSETS:
Cash	$16,230,198	$7,816,361
Restricted cash	-	2,097,490
Accounts receivable, net of allowance for doubtful accounts of $785,113
and $498,648 as of March 31, 2008 and June 30, 2007, respectively	29,231,178	21,170,423
Inventories	23,860,319	20,074,605
Other receivables	15,145	68,160
Other assets	-	40,331
Total current assets	69,336,840	51,267,370

PLANT AND EQUIPMENT, net	32,281,343	25,332,554

OTHER ASSETS:
Intangible assets, net	3,937,596	3,679,941
Advances on equipment purchases	1,299,700	-
Total other assets	5,237,296	3,679,941

Total assets	$106,855,479	$80,279,865

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Lines of credit	$13,994,400	$12,887,000
Accounts payable	1,377,783	2,572,061
Accrued liabilities	1,176,437	1,107,591
Other payables	224,124	198,000
Other payables - related parties	-	369,564
Taxes payable	1,789,132	1,078,503
Liquidated damages payable	-	2,119,428
Total current liabilities	18,561,876	20,332,147

WARRANT LIABILITIES	1,359,652	-

MINORITY INTEREST	1,104,154	800,766

COMMITMENTS AND CONTINGENT LIABILITIES	-	-

SHAREHOLDERS' EQUITY:
Preferred stock; $0.001 par value; 1,000,000 shares authorized;
no shares issued and outstanding	-	-
Common stock; $0.001 par value; 100,000,000 shares authorized;
25,000,050 shares issued and outstanding	25,000	25,000
Additional paid-in capital	27,263,040	27,263,040
Statutory reserves	3,282,601	3,282,601
Retained earnings	46,745,185	26,316,141
Accumulated other comprehensive income	8,513,971	2,260,170
Total shareholders' equity	85,829,797	59,146,952

Total liabilities and shareholders' equity	$106,855,479	$80,279,865

ASIAN FINANCIAL INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED MARCH 31, 2008 AND 2007
(UNAUDITED)

	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$20,429,044	$10,913,131
Adjustments to reconcile net income to cash
provided by (used in) operating activities:
Minority interest	296,718	201,045
Depreciation	1,615,845	518,434
Amortization	55,632	52,224
Bad debt expense	231,400	87,478
Gain on derivative instruments	(88,284)	-
Liquidated damages penalty	706,476	471,712
Gain from settlement of liquidated damages	(941,968)	-
Change in operating assets and liabilities
Accounts receivable	(6,159,997)	(7,631,089)
Inventories	(1,957,350)	(1,236,128)
Other receivables	55,922	15,666
Other receivables - related parties	-	549,900
Advances on equipment purchases	(1,234,533)	2,196,909
Other assets	41,601	(16,270)
Other non-current assets	-	223,631
Accounts payable	(1,344,337)	(12,282,037)
Customer deposits	-	(19,150)
Other payables	8,653	(363,455)
Other payables - related parties	(381,199)	(524,032)
Accrued liabilities	(20,086)	(281,922)
Taxes payable	586,967	(704,541)
Net cash provided by (used in) operating activities	11,900,504	(7,828,494)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment	(4,244,118)	(8,855,767)
Payments for construction in progress	(1,904,386)	(1,208,413)
Net cash used in investing activities	(6,148,504)	(10,064,180)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from private placement	-	17,473,243
Proceeds from lines of credit	13,091,820	-
Payments for lines of credit	(13,091,820)	-
Payments to settle liquidated damages	(436,000)	-
Restricted cash	2,097,490	-
Net cash provided by financing activities	1,661,490	17,473,243

EFFECT OF EXCHANGE RATE CHANGES ON CASH	1,000,347	40,107

INCREASE (DECREASE) IN CASH	8,413,837	(379,324)

CASH, beginning of period	7,816,361	3,739,711

CASH, end of period	$16,230,198	$3,360,387

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